Exhibit 99.34

IMPORTANT INFORMATION FOR ANY U.S. SHAREHOLDERS

This allotment of listed subscription rights without contribution is made for the securities of a foreign company. The allotment is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the documents, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

The issuer expects the exercise of the rights to be exempt from registration in the United States in reliance upon the exemption provided by Rule 801 under the U.S. Securities Act of 1933, as amended (the “Act”), which requires prohibition of U.S. residents from transferring the rights other than through transfers in accordance with Regulation S under the Act. Accordingly, U.S. shareholders may exercise their allotted rights by following the prescribed procedures, but there will be no registration statement filed with the U.S. Securities and Exchange Commission. The rights will be listed on the Osaka Securities Exchange Co., Ltd. and will trade only through the book-entry facilities of the Japan Securities Depository Center, Inc. in Japan.

Disclaimer

The following is an English translation of the original Japanese document, prepared solely for the convenience of and reference by overseas investors. If there exist any discrepancies between the original Japanese language and English translation, the Japanese language will always prevail. The issuer shall not be liable for this translation or any loss or damage arising from this translation.

July 18, 2013

Company name: J Trust Co., Ltd.

Corporate officer title: President & CEO Nobuyoshi Fujisawa

(Stock code: 8508)

(Listed stock exchange: Osaka Securities Exchange, 2nd Section)

Contact: Director Taiji Hitachi

Telephone number: +81-3-4330-9100

Notice of the Status of the Exercise of the Company’s Subscription Rights

by the Largest Shareholder

We would like to inform that today, regarding the rights offering announced in the “Notice of the Rights Offering (Non-commitment Type/Gratis Allotment of Listed Subscription Rights)” released by the Company on May 14, 2013 (hereinafter referred to as “the Rights Offering” and the subscription rights allocated are hereinafter referred to as “the Subscription Rights”), the Company’s President & CEO Nobuyoshi Fujisawa, who is the largest shareholder (together with Mr. Fujisawa’s asset management company, hereinafter referred to as “Nobuyoshi Fujisawa”), provided the Company with the following explanation as to the status of his exercise of the Subscription Rights allocated to him.

By the date hereof, Nobuyoshi Fujisawa has completed to exercise all of the Subscription Rights (27,137,372 shares, approx. 48.8 billion yen) allotted to him by the Rights Offering and those acquired through the purchase and sale of the Subscription Rights.